Exhibit 99.1 Press Release re: Binding Letter of Intent

    Zenex International Signs Binding Letter of Intent to Acquire Profitable
              Aduddell Roofing and Increase Revenue by $13 million

August 7, 2002 / Oklahoma City. Zenex International, Inc. (OTCBB:ZENX) announces today the company has signed a binding Letter of Intent to acquire Aduddell Roofing and Sheet Metal, Inc. (www.aduddell.com), a recognized national leader in the roofing industry.

Aduddell Roofing is a recognized national leader in the commercial and industrial roofing and re-roofing businesses. Founded in 1976 and incorporated in 1986 as Aduddell Roofing & Sheet Metal, Inc., the profitable company has grown by penetrating national accounts such as Graybar Electric, Smurfit-Stone, General Motors, Ford Motor Company, Aramark, Albertson's, Embassy Suites, Hyatt, JC Penney, Marriott, Wyndham Hotels and Tishman Speyer. Aduddell Roofing focuses primarily on re-roofing projects where it can more easily control costs and thereby derive higher profits. Aduddell Roofing has historically performed complex work required to be completed within a short time frame, such as for hotels that have suffered severe hurricane damage.

In 2001, Aduddell Roofing's audited financials realized sales of $13.3 million. Under a recently implemented re-engineering plan, Aduddell Roofing is targeting enhanced profit performance resulting from a combination of revenue-enhancing programs and cost-cutting initiatives.

As consideration for this acquisition, Zenex will issue 10 million shares of its common stock, and options to acquire 30 million shares of Zenex common stock at an exercise price of $0.04 per share. The company will not register these shares. The transaction is expected to close within 60 days.

Ron Carte, Chief Executive Officer of Zenex International stated: "We are impressed with Aduddell Roofing's long list of nationally recognized clients. The Aduddell Roofing acquisition quadruples our current revenue. As we have previously outlined in our strategies, this acquisition is part of our growth strategies to strengthen our balance sheet and target revenue growth and profitability. We believe the acquisition of Aduddell Roofing, with its historically strong financial performance, will significantly enhance Zenex's earnings, cash flow and balance sheet. We will have significantly more financial flexibility in managing our business. Over the longer-term, particularly with Aduddell Roofing's recent re-engineering initiatives, we believe that this acquisition will be a strong profit contributor to Zenex. We appreciate Aduddell Roofing's management for their commitment to our company."

Mr. Carte continued his comments: "Our other initiatives include aggressive debt reductions, improve operating efficiency and profitability for our telecommunications subsidiary. Zenex's management is committed to building credibility with our shareholders and delivering on our promises."

Benchmark Capital Consulting, Inc., a subsidiary of Benchmark Global Capital Group at 100 Wall Street, 8th Floor, New York, NY 10005 (www.bgcus.com) acts as an Advisor to this acquisition.

Zenex International, Inc. is a holding company with operations in the telecom and roofing industries. Through its subsidiary Zenex Communications, the company provides facility based wholesale telephone services to public network carriers, calling card distributors and switchless resellers; Its roofing subsidiary, Aduddell Roofing is a recognized leader in the U.S. in the roofing industry.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements, contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involves risk and uncertainties including, without limitation, demand and competition for the Company's products and services, the availability to the company of adequate financing to support its anticipated activities, the ability of the Company to generate cash flow from its operations and the ability of the Company to manage its operations.

For investor inquiries, please contact: Ron Carte, CEO, Zenex International, Inc. 201 Robert S Kerr Avenue, Suite 500, Oklahoma City, OK 73102. Phone number:
(800) 890-2990